Exhibit 10.3

                              ENGAGEMENT AGREEMENT
                              --------------------

     THIS ENGAGEMENT AGREEMENT (the "Agreement") is made and entered into this 10th day of July, 2006 (hereinafter "Effective Date"), by and between Affinity Technology Group, Inc., a Delaware corporation ("Affinity"), and decisioning.com, Inc., a Delaware corporation (the "Company"), on the one hand, and McBride Law, PC, a California professional company (the "Law Firm"), on the other.

                                   WITNESSETH:

     WHEREAS, all the issued and outstanding capital stock of the Company currently is owned by Affinity; and

     WHEREAS, the Company and Withrow & Terranova, PLLC ("W&T") have entered into a Legal Representation Agreement, dated May 27, 2003, pursuant to which the Company has engaged W&T on an exclusive basis to represent the Company in connection with licensing and enforcing patents owned by the Company; and

     WHEREAS, the Company desires to engage the Law Firm to assist the Company and W&T in connection with the solicitation, negotiation and execution of Patent Agreements with third parties and related patent litigation; and

     WHEREAS, the Company and W&T are concurrently entering into an Amended and Restated Legal Representation Agreement, dated as of the date hereof (the "Legal Representation Agreement"), to reflect the terms of the Company's engagement of W&T following the date hereof; and

     WHEREAS, the Company and the Law Firm desire to enter into this Agreement to set forth the terms and conditions of the Company's engagement of the Law Firm;

     NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:


                                    SECTION I

                                   DEFINITIONS

     1.1 "Patents" shall mean the U.S. patents listed in Appendix A and their corresponding non-U.S. counterparts, and all reissuances, re-examinations, continuations, continuations-in-part, and divisionals, of all of the aforementioned, if any.

     1.2 "Patent Agreement" shall mean an agreement entered into after the date hereof under which the Company grants a license to all or a subset of the Patents to any third party, whether with or without patent litigation; provided, however, that the term Patent Agreement shall not mean any agreement between the Company and any party with whom the Company currently has an Existing Licensing Agreement.

     1.3 "Litigation" shall mean (1) the filing and prosecution of a lawsuit for patent infringement against a third party for infringement of one or more of the Patents (including, but not limited to, defending any counterclaims brought by such third party in connection therewith); (2) the defense of any of the Patents in an action against the Company in respect to any of the Patents, including a declaratory judgment; (3) the filing and prosecution of a patent infringement counterclaim against a third party that brings an action against the Company in respect to any of the Patents, including a declaratory judgment against any of the Patents; or (4) a patent interference proceeding at the U.S. Patent & Trademark Office (USPTO). If a counterclaim of patent infringement is made by the Company in a legal action filed by a third party against the Company in respect to any of the Patents, the defense of such action and counterclaim shall count as a single Litigation. A Litigation is deemed to have ended when such Litigation is dismissed from the tribunal in which the Litigation was filed, the Company decides not to appeal a judgment within the prescribed time under applicable law, or a judgment is rendered by a tribunal from which no appeal can be taken. A Litigation instigated by the Company that names multiple independent parties is considered to be multiple Litigations where the total number of Litigations is the same as the number of independent parties named in such Litigation.


                                   SECTION II

                           ENGAGEMENT OF THE LAW FIRM

         2.1 The Company hereby engages the Law Firm to assist the Company and W&T in connection with the solicitation, negotiation and execution of Patent Agreements and with third parties and related patent Litigation. In such capacity, the Law Firm shall become an attorney of record for the Company with respect to pending Litigations involving the Company's Patents and represent the Company in such pending Litigations. The Law Firm shall also assist the Company in the solicitation, negotiation, and execution of Patent Agreements with third parties and Litigation against prospective licensees if legal action becomes necessary at the request of the Company. The Company shall have control of any material decisions in connection with such representation. Notwithstanding the foregoing, without the consent of the Law Firm, at no time shall the Company require the Law Firm, and the Law Firm shall not be obligated, to represent the Company in more than seven (7) Litigations (provided that such number shall be reduced to five (5) if the engagement by the Company of W&T shall terminate and the Company shall not have replaced such firm with substitute counsel that provides substantially the same or similar services as W&T). The Company shall have control of all material decisions involving any Litigation, including selection of which third parties legal action shall be brought against, and settlement of any Litigation. The Law Firm hereby represents and warrants to the Company that the member of the Law Firm responsible for the Law Firm's duties and obligations under this Agreement shall be Kevin McBride (the "Member").

     2.2 Nothing contained in this Agreement shall be construed as granting or conveying to the Law Firm any rights to use the Patents, by implication or otherwise. The Law Firm hereby acknowledges the Company's proprietary interest in the Patents and all materials related thereto, and the Law Firm hereby agrees not to take, or authorize the taking of, any action that would compromise, damage or dilute the interest of the Company in the Patents or any related materials. The Law Firm hereby agrees that it shall not challenge or otherwise take any action to impair the Company's rights in the Patents.

                                   SECTION III

                             DUTIES OF THE LAW FIRM

     3.1 The Law Firm hereby agrees in connection with its legal representation of the Company under this Agreement to use its best efforts to perform its duties under this Agreement, including without limitation to:

          A.   Identify prospective licensees based on market analysis;

          B. Contact such prospective licensees and discuss possible Patent licenses;

          C. Negotiate, draft and obtain a definitive Patent Agreement with each such prospective licensee; and

          D. If requested by the Company, represent the Company as legal counsel in connection with any Litigation commenced by the Company during the term of this Agreement provided that if the Law Firm is not licensed to practice law in the jurisdiction where such Litigation is brought or defended, as the case may be, the Law Firm shall be allowed by the Company to hire local counsel licensed to practice law in the jurisdiction where such Litigation is brought or defended, as the case may be. The Law Firm is only required to commence a Litigation against a third party if such third party infringes at least one valid claim in the Patents and the requirements of Rule 11 of the Federal Rules of Civil Procedure are met and satisfied.

     3.2 The Law Firm, under the direction of the Company, shall solicit, draft and negotiate (subject to Section 3.3 below) Patent Agreements with third parties.

     3.3 Notwithstanding anything in this Agreement to the contrary, all Patent Agreements shall be in such form and have such terms and conditions, including pricing terms, as are established and approved by the Company.

     3.4 The Company may engage persons and/or other counsel to assist the Law Firm to perform its duties hereunder. The Law Firm may engage persons and/or other counsel to assist the Law Firm to perform its duties hereunder subject to final approval by the Company; provided, however, that (a) the Member shall directly supervise the activities of any such persons or other counsel; and (b) the Law Firm shall obtain the Company's approval prior to engaging any such persons or other counsel, and, if requested by the Company, the Law Firm shall cause such persons to enter into a non-disclosure agreement and in an attorney-client relationship (if counsel) with the Company on terms and conditions reasonably acceptable to the Company. The Law Firm shall at all times use its best efforts to work cooperatively and diligently with W&T in connection with their joint representation of the Company under this Agreement and the Legal Representation Agreement.

     3.5 The Law Firm shall not be required to take any action with respect to the Company or the Patents that is prohibited by law.

     3.6 All material decisions that arise out of the Law Firm performing its duties provided in Section 3 of this Agreement shall be made under the direction of the Company.


                                   SECTION IV

                            COVENANTS OF THE COMPANY

         4.1      If:

               (a) the Company identifies a prospective licensee that, in the Company's reasonable opinion, infringes all or a subset of valid claims in any of the Patents; and

               (b) after reasonable time and effort by the Law Firm, such prospective licensee refuses to enter into a Patent Agreement with the Company,

then, upon the Company's reasonable request, the Law Firm shall promptly commence a legal action against such prospective licensee for patent infringement of the Patents in which all or a subset of valid claims of the Patents are infringed. Notwithstanding the foregoing, without the consent of the Law Firm, at no time will the Company require the Law Firm to represent the Company in more than seven (7) Litigations at any one time (provided that such number shall be reduced to five (5) if the engagement of W&T shall terminate and the Company shall not have replaced such firm with substitute counsel that provides substantially the same or similar services as W&T).

     4.2 The Company shall promptly advise the Law Firm regarding all inquiries received by the Company relating to the licensing of any or all of the Patents. The Law Firm shall promptly advise the Company regarding all inquiries received by the Law Firm relating to the licensing of any or all of the Patents.

     4.3 In consideration of the Law Firm's legal representation services hereunder, the Company shall pay to the Law Firm the amounts established pursuant to Sections 5.1 and 5.3 of this Agreement below.

                                    SECTION V

                                  COMPENSATION

     5.1 (a) As compensation for its services hereunder, the Law Firm shall receive a compensation payment equal to (i) a percentage equal to the Litigation Revenue Percentage set forth on Appendix C to this Agreement (the "Litigation Revenue Percentage") of all amounts paid as damages, in settlement, or licensing by any parties against whom Litigation has been commenced by the Company during the Term of this Agreement (the "Litigation Revenues"); (ii) a percentage equal to the Licensing Revenue Percentage set forth on Appendix C to this Agreement (the "Licensing Revenue Percentage") of all other revenues received by the Company pursuant to any Patent Agreements with any third parties other than those resulting from Litigation (the "Licensing Revenues"); and (iii) 50% of the Law Firm's billing rates, as set forth on Appendix C to this Agreement, for services rendered by the Law Firm during the Term of this Agreement to perform its obligations under this Agreement, subject to Company's right generally to approve work to be performed and subject to the maximum amount of monthly billable hours for each level of professional set forth in Appendix C to this Agreement. Such compensation shall be payable by the Company to the Law Firm within thirty (30) days after the Company has received such Litigation Revenues or Licensing Revenues or an invoice from the Law Firm for billed services rendered, as the case may be. Notwithstanding the foregoing, the Law Firm shall not be entitled to receive any compensation with respect to revenues generated under any agreement between the Company and any of the parties identified on Appendix B (the "Existing License Agreements").

     (b) In addition to the foregoing, if the Company shall sell, directly or indirectly through the sale of Affinity or the Company, one or more of the Patents (the "Sold Patents") to a third party (the "Purchaser"), the Law Firm will be entitled to receive a payment in an amount equal to the Licensing Revenue Percentage (the "Sales Commission") of the total purchase price paid by the Purchaser to the Company or Affinity, as the case may be (reduced by all ordinary and customary expenses incurred in connection with such sale) (the "Sales Price"). The amount of such Licensing Revenue Percentage shall be determined as if the Sales Price were Licensing Revenues in accordance with Appendix C to this Agreement.

     If the Sold Patents are sold as a result of the Purchaser purchasing Affinity, and Affinity is engaged in another business or owns other assets not related to the licensing or sale of the Sold Patents that are also being sold to the Purchaser as part of the same sale with the Sold Patents (the "Other Assets"), the Sales Price to which the Sales Commission shall be applied shall be the percentage of the Sales Price that is equal to (1) the fair market value of Sold Patents divided by (2) the fair market value of the Sold Patents plus the fair market value of the Other Assets (the "Pro-Rata Sales Price"). If there is any dispute between the parties about the Pro-Rata Sales Price to which the Sales Commission shall be applied, both parties shall work cooperatively together in good faith to select an independent appraiser at a cost to be shared equally between the Company and the Law Firm that is qualified to evaluate the fair market value of the Sold Patents and the fair market value of the Other Assets, and the results of such analysis shall be used by the parties to calculate the Pro-Rata Sales Price.

     In addition, the Sales Commission shall not exceed three million dollars ($3,000,000.00) (the "Sales Commission Limit") if such sale occurs within one year after the Effective Date of this Agreement. On the first anniversary date of this Agreement, the Sales Commission Limit will be increased to three million six hundred thousand dollars ($3,600,000.00), and commencing on the second anniversary of this Agreement, there shall be no Sales Commission Limit to limit the Law Firm receiving the full Sales Commission. Such Sales Commission discussed above in this Section 5.1(b), and subject to the provisions set forth in Section 5.2 below, shall be payable by the Company to the Law Firm within thirty (30) days after the Company has received the Sales Price from the Purchaser and shall consist of the same proportionate cash and non-cash consideration as paid by the Purchaser to the Company. Upon payment of the Sales Commission, this Agreement shall terminate, and neither the Company nor the Purchaser(s) shall be obligated to make any further payments to the Law Firm under or in connection with this Agreement except as provided in Section 5.3 of this Agreement.

     5.2 In the event the Company executes a sales transaction as contemplated by Section 5.1(b) above and the Purchaser or Purchasers desire to retain the services of the Law Firm in a professional capacity, the retention of such services shall be disclosed to the Company in writing within fifteen (15) days after the closing of the sales transaction and shall be subject to the Company's written approval. In the event the retention of the Law Firm's services are not disclosed to the Company within fifteen (15) days of the closing of the sales transaction or Company withholds its approval, the Law Firm agrees that neither the Law Firm nor any one of its Member will, for a period of five (5) years after such sales transaction, provide any professional services to any Purchaser or Purchasers if such professional services have a bearing directly or indirectly on the Patents.

     5.3 The Company shall be responsible for and shall pay for all out-of-pocket costs and expenses incurred or to be incurred by the Law Firm in connection with its services hereunder on a periodic and ongoing basis, including but not limited to production services, travel and lodging required, consultants, and other experts, but excluding costs and expenses incurred in connection with the operations of the Law Firm. All such out-of-pocket expenses must be pre-approved by the Company.

     5.4 The Law Firm may, at its cost and expense, audit the Company's and/or Affinity's books and records for the purpose of determining the amount of Revenues received by the Company from the Patent Agreements. Any such audit shall be no more frequent than once each calendar year.

     5.5 The Company and the Law Firm hereby agree that if the engagement by the Company of W&T shall terminate for any reason, the Litigation Revenue Percentage and the Licensing Revenue Percentage payable to the Law Firm hereunder shall be adjusted for Litigation commenced and Patent Agreements executed subsequent to such termination as follows:

If the Company does not replace W&T in a timely fashion with substitute counsel that provides substantially the same or similar services as W&T, the Litigation Revenue Percentage payable to the Law Firm shall increase to 25% and the Licensing Revenue Percentage payable to the Law Firm as set forth in Appendix C shall increase to 16% (for licensing revenues less than $100 million), 16% (for licensing revenues between $100 million and $200 million), 16% (for licensing revenues between $200 million and $300 million), 13% (for licensing revenues between $300 million and $400 million), 9% (for licensing revenues between $400 million and $500 million) and 5% ($500 million and more).

If the Company does replace W&T in a timely fashion with substitute counsel that provides substantially the same or similar services as W&T, the Litigation Revenue Percentage payable to the Law Firm will be increased to 10% and the Licensing Revenue Percentage payable to the Law Firm as set forth in Appendix C will be amended to read 10% (for licensing fees less than $100 million), 10% (for licensing revenues between $100 million and $200 million), 8.5% (for licensing revenues between $200 million and $300 million), 6.5% (for licensing revenues between $300 million and $400 million), 4.5% (for licensing revenues between $400 million and $500 million) and 2.5% (for licensing revenues over $500 million).



                                   SECTION VI

                              TERM AND TERMINATION

     6.1 The term of this Agreement shall commence upon the Effective Date of this Agreement and shall continue until the last to expire of the Patents, unless earlier terminated by any party in accordance herewith. Either party may terminate this Agreement for any reason, with or without cause, by providing the other party with no less than thirty (30) days advance written notice, and subject to the foregoing, this Agreement shall terminate at such time as set forth in such notice. In addition, either party may terminate this Agreement for cause (as specified below) at any time by delivering notice to the other party, and this Agreement shall thereupon terminate immediately.

     6.2 The Company may terminate this Agreement at any time for cause. With respect to any such termination, "cause" shall mean (i) the Law Firm shall have materially breached any term of this Agreement or any other agreement between the Company or any of its affiliates and the Law Firm and, if such breach can be cured, the Law Firm shall have failed to cure such breach within thirty (30) days after receiving notice from the Company of such breach; provided, however, that the Company shall not be required to give notice of any specific type of breach more than once; (ii) the employment of the Member with the Law Firm shall terminate, or the Law Firm shall re-assign, without the Company's prior written consent, primary responsibility for the Law Firm's obligations under this Agreement to any person other than the Member; (iii) the Law Firm shall have committed an act of financial dishonesty against the Company; (iv) the Law Firm shall have committed an act involving a felony or involving moral turpitude that brings the Company or any of its affiliates into public disrepute; or (v) the Law Firm shall have demonstrated repeated inattentiveness with respect to its obligations under this Agreement as evidenced by, without limitation, failure by the Law Firm to devote the time and attention required to fulfill its obligations under this Agreement, repeated failure by the Law Firm to return telephone calls from the Company, repeated failure by the Law Firm to participate in any meetings reasonable arranged by the Company, or any other acts or failures to act that evidence the Law Firm's repeated inattentiveness provided that the Law Firm shall have failed to cure such inattentiveness within thirty (30) days after receiving notice from the Company of such inattentiveness; and provided, however, that the Company shall not be required to give notice of any specific type of inattentiveness more than once.

     6.3 The Law Firm may terminate this Agreement at any time for cause. With respect to any such termination, "cause" shall mean (i) the Company shall have materially breached any term of this Agreement or any other agreement between the Company and the Law Firm and, if such breach can be cured, the Company shall have failed to cure such breach within thirty (30) days after receiving notice from the Law Firm of such breach; provided, however, that the Law Firm shall not be required to give notice of any specific type of breach more than once; (ii) the Company shall have committed an act of financial dishonesty against the Law Firm; (iii) the Company shall have committed an act involving a felony or involving moral turpitude that brings the Law Firm or any of its affiliates into public disrepute; or (iv) the Company shall have demonstrated repeated inattentiveness with respect to its obligations under this Agreement as evidenced by, without limitation, failure by the Company to devote the time and attention required to perform its obligations under this Agreement, repeated failure by the Company to return telephone calls from the Law Firm, repeated failure by the Company to participate in any meetings reasonably arranged by the Law Firm, or any other acts or failures to act that evidence the Company's repeated inattentiveness provided that the Company shall have failed to cure such inattentiveness within thirty (30) days after receiving notice from the Law Firm of such inattentiveness; provided, however, that the Law Firm shall not be required to give notice of any specific type of inattentiveness more than once.

     6.4 If this Agreement is terminated, the Law Firm shall be entitled to the following:

     (a)  If the Company terminates this Agreement for "cause" as defined in
          Section 6.2 of this Agreement, the Law Firm shall be entitled to receive the Litigation Revenue Percentage of any Litigation Revenues, and the Licensing Revenue Percentage of any Licensing Revenues, as the case may be, thereafter received by the Company attributable to any Litigation settled and Patent Agreements entered into prior to such termination. In the event that litigation is in process at the time the Company terminates this agreement for cause, the Law Firm shall share pro rata in any settlement with such law firm as may be named by the Company to continue the litigation; however, in no event will the Law Firm receive more than fifty percent (50%) of the Litigation Revenue Percentage of the Litigation Revenues received by the Company in settlement of such litigation. The Company shall allow and give permission to the Law Firm to withdraw as counsel from all pending and anticipated Litigation and prosecution of the Patents provided that Law Firm shall work cooperatively with the Company to transition such Litigation and prosecution of the Patents to counsel of the Company's choosing and the Company shall diligently work to obtain new counsel to become counsel of record for such Litigation and Patents.

     (b) If this Agreement is terminated by the Company without "cause" as defined in Section 6.2 of this Agreement, or this Agreement is terminated by the Law Firm "with cause" as defined in Section 6.3 of this Agreement, the Law Firm shall be entitled to receive (i) the Litigation Revenue Percentage of any Litigation Revenues, and the Licensing Revenue Percentage of any Licensing Revenues, as the case may be, thereafter received by the Company attributable to (A) any Patent Agreements entered into prior to such termination and (B) any Patent Agreements entered into after such termination with any licensee with whom the Law Firm, upon the Company's approval, was engaged in substantive discussions or substantive negotiations, or to whom, upon the Company's approval, the Law Firm has sent a communication notifying such third party of infringement or possible infringement of any of the Patents prior to notice of termination, or to whom, upon the Company's approval, the Law Firm has sent a written inquiry about whether such third party desires to obtain a license to any of the Patents prior to notice of termination, or against whom, upon the Company's approval, the Law Firm arranged for and/or initiated the commencement of Litigation prior to the time of termination; and (ii) one-half of the Litigation Revenue Percentage of any Litigation Revenues, and one-half of the Licensing Revenue Percentage of any Licensing Revenues, as the case may be, thereafter received by the Company entered into subsequent to such termination (to the extent not covered by clause 6.4(b)(i) above); and the Company shall allow and give permission to the Law Firm to withdraw as counsel from all pending and anticipated Litigation and prosecution of the Patents provided that Law Firm shall work cooperatively with the Company to transition such Litigation and prosecution of the Patents to counsel of the Company's choosing and the Company shall diligently work to obtain new counsel to become counsel of record for such Litigation and Patents.

     (c) If this Agreement is terminated by the Law Firm without cause, the Company shall not be obligated to make any further payments to the Law Firm except as provided in this Section 6.4(c). The Law Firm shall be required to continue representation of the Company in any pending Litigations at the time of such termination until such time that the Company can obtain new counsel of its choosing. The Company shall pay the Law Firm a pro-rata payment based on a full payment in an amount equal to the Litigation Revenue Percentage of all Litigation Revenues received by the Company under any Patent Agreements or judgments that result from such Litigations wherein the amount of pro-ration shall be one hundred percent (100%) if no new counsel works on such Litigations as attorney of record before such Litigations result in a Patent Agreement or a judgment, and the amount of pro-ration shall be a percentage in proportion to the amount of work performed by the Law Firm in relation to new counsel if new counsel is obtained by the Company to be counsel for the Litigations.

     (d) In addition to the payments set forth above, if this Agreement is terminated by any party, the Company shall remain obligated to pay and/or reimburse the Law Firm for all outstanding invoices and work in progress for billed time (in accordance with Appendix C) and/or out-of-pocket costs and expenses incurred or to be incurred by the Law Firm in connection with its services hereunder, including but not limited to production services, travel and lodging required, consultants, and other experts, but excluding any costs and expenses incurred in connection with the operations of the Law Firm.

     (e) The payments required to be made by the Company to the Law Firm pursuant to this Section 6.4 shall be the only payments that the Company shall be obligated to make to the Law Firm following the termination of this Agreement.

     6.5 The provisions of Sections 5.2, 5.3, 5.4, VI (all sections), VII (all sections), VIII (all sections), and XI (all sections), shall survive any termination of this Agreement.


                                   SECTION VII

                             LIMITATION OF LIABILITY

     7.1 In no event shall either party be entitled to special, indirect or consequential damages, including lost profits, for breach of this Agreement by the other party.


                                  SECTION VIII

                                   INDEMNITIES

     8.1 The Company hereby agrees to indemnify the Law Firm from and against any loss, liability, claim, damage or expense (including reasonable attorneys' fees and expenses), whether or not involving a third-party claim, arising out of any material breach by the Company of any of the terms of this Agreement or any Patent Agreement, or against any action brought by a shareholder of Affinity against the Law Firm related to this Agreement or Law Firm's services hereunder if the Law Firm has not breached this Agreement or its duties to the Company, and the Law Firm has not otherwise violated any law or regulation that is the cause of such action brought by such shareholder of Affinity.

     8.2 Promptly after receipt by the Law Firm of any notice of the commencement of any action in Section 8.1 of this Agreement, the Law Firm shall notify the Company in writing of the commencement thereof, but the failure to give such notice shall not relieve the Company from its obligations hereunder except to the extent that the Company demonstrates that the defense of such claim or demand is materially prejudiced by the failure to give such notice. In case any such action shall be brought by a third party against the Law Firm and it shall notify the Company of the commencement thereof, the Company shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to the Law Firm, and, after notice from the Company of its election so to assume the defense thereof, the Company shall not be liable to the Law Firm for any attorneys' fees and expenses subsequently incurred by the Law Firm. In any such action, each party hereby agrees to cooperate with the other party in the defense thereof.

                                   SECTION IX

                         REPRESENTATIONS AND WARRANTIES

     9.1 The Company hereby represents and warrants that it is the sole owner of the Patents and has the right to grant licenses under the Patents to third parties, the Company has the right to enter into this Agreement and enter into the commitments provided in this Agreement, and that set forth on Appendix B are all parties with whom the Company has entered into Existing License Agreements.

     9.2. Each party understands and acknowledges that even though it will exert its best efforts to perform in accordance with this Agreement and to obtain Patent Agreements between third parties and the Company through negotiations and/or enforcement of the Patents, such party does not guarantee or warrant that a third party will execute a Patent Agreement with the Company. Each party acknowledges that the decision as to whether a third party executes a Patent Agreement with the Company may be based on a variety of factors and other reasons that may be beyond the control of both the Company and the Law Firm.

     9.3 Section 6148 of the California Business and Professions Code requires that the Law Firm provide you with a statement regarding our errors and omissions insurance coverage. In conformance with Section 6148, you are advised that the Law firm maintains errors and omissions insurance coverage for our services.


                                    SECTION X

                                     NOTICES

     10. All notices, demands, or other communications required or permitted by this Agreement shall be in writing and shall be sent or given to the following address:

                           If to Affinity or the Company, to:

                                    8807 A Two Notch Road
                                    Columbia, South Carolina  29223
                                    Telecopy: (803) 758-2560
                                    Attention:  President

                                    If to the Law Firm, to:

                                    McBride Law, PC
                                    1299 Ocean Avenue
                                    Suite 900
                                    Santa Monica, California 9 0401
                                    Telecopy:  (310) 395-7317
                                    Attention:  Kevin McBride


Such notice shall be deemed to have been duly sent or given when (i) delivered by hand, (ii) sent by facsimile transmission (with written confirmation of receipt), provided a copy is mailed by registered mail, return receipt requested, or (iii) mailed by registered or certified mail, postage prepaid (return receipt requested), or nationally recognized overnight delivery service. Either party may change its address or telecopy number for purposes of notices hereunder upon notice to the other party, provided that such change shall be effective only upon receipt thereof by the other party.


                                   SECTION XI

                          CHOICE OF LAW AND ARBITRATION

     11.1 This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to conflict of laws principles.

     11.2 The Company is advised that with respect to any controversy, dispute, or question arising out of, or in connection with, or relating to the compensation to be paid by the Company to the Law Firm under this Agreement, including under Sections V, VI, and VIII, the Company has the right under California law to first submit the disputed matter to non-binding arbitration pursuant to California Business and Professions Code, ss.6200 et seq. The parties are permitted a trial after arbitration unless an agreement is reached in writing after a dispute has arisen that they will be bound by the arbitration award. Any such arbitration shall take place in Los Angeles California pursuant to the said C.B.P.C. ss.6200 et seq. governing fee dispute. If the Company elects to not proceed with non-binding arbitration pursuant to these rules, then the exclusive remedy shall be binding arbitration conducted in accordance with the then-existing rules of the American Arbitration Association; and such arbitration shall take place in Los Angeles, California if initiated by the Company and shall take place in Columbia, South Carolina if initiated by the Law Firm. The procedure for conducting arbitration shall be as specified in Section
11.3 below.

     11.3 Any controversy, dispute or question arising out of, or in connection with, or in relation to this Agreement or its interpretation, performance or non-performance or any breach, other than a dispute regarding payment of compensation, thereof shall be determined by arbitration conducted in accordance with then-existing rules of the American Arbitration Association. Each party to such dispute shall select one arbitrator and the two arbitrators shall select a third with substantially similar qualifications. Any decision rendered shall be binding upon the parties thereto and may be enforced in any jurisdiction. However, the arbitrators shall have no authority to grant any relief that is inconsistent with the Agreement. The expense of arbitration shall be borne equally by the parties thereto.

                                   SECTION XII

                           ASSIGNMENT AND SEVERABILITY

     12.1 This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Law Firm without the prior written consent of the Company, and any such attempted assignment shall be null and void. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Company without the prior written consent of the Law Firm, and any such attempted assignment shall be null and void. Affinity and the Company shall be jointly and severally liable for their obligations set forth in this Agreement.

     12.2 The parties intend that this Agreement shall be a valid legal instrument, and no provision of this Agreement which is later deemed invalid or unenforceable shall in any way invalidate any other provisions of this Agreement. In such case, this Agreement shall be reformed to the minimum extent necessary to correct any invalidity or unenforceability.


                                  SECTION XIII

                               COMPLETE AGREEMENT

     13.1 The Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. No amendment, waiver or discharge hereof shall be valid unless it is in writing and executed by the party against whom such amendment, waiver or discharge is sought to be enforced.

     13.2 The parties agree that this Agreement is the complete and exclusive statement thereof between the parties with respect to the subject matter hereof and that it supercedes and merges all prior proposals and understandings and all other agreements, whether written or oral, between the parties relating to the subject matter hereof. This Agreement may not be modified or altered except by a written instrument duly executed by the parties hereof.

                                   SECTION XIV

                       INDEPENDENT LEGAL ADVICE AND REVIEW

     14.1 The Company agrees and hereby acknowledges that it has been advised by the Law Firm to seek independent legal advice regarding this Agreement, and that the Company has sought and received independent legal advice from an attorney of law regarding this Agreement, and the Company is entering into this Agreement of its own volition after receiving such independent legal advice.

                                         (signatures are on the next page)

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as set forth below.

MCBRIDE LAW, PC                                  AFFINITY TECHNOLOGY GROUP, INC.


Signature:  /s/ Kevin McBride                    Signature:  /s/ Joseph A. Boyle
Name:  Kevin McBride                             Name:  Joseph A. Boyle
Title:  President                                Title:  President and Chief
                                                         Executive Officer
Date:    July 10, 2006
                                                 Date:  July 10, 2006


                                                 DECISIONING.COM, INC.


                                                 Signature:  /s/ Joseph A. Boyle
                                                 Name:  Joseph A. Boyle
                                                 Title:  President and Chief
                                                         Executive Officer

                                                 Date:    July 10, 2006

                                   APPENDIX A

                                     Patents

U.S. Patent No. 6,105,007 C1
U.S. Patent No. 5,870,721 C1
U.S. Patent No. 5,940,811 C1
U.S. Patent No. 5,537,315

                                   APPENDIX B

                                   (NOT USED)

                                   APPENDIX C

                  Contingency Schedule for Revenue Percentages


"Litigation Revenue Percentage"

6%


"Licensing Revenue Percentage"

Total Licensing Revenues (cumulative)                         Percentage
------------------------------------------------------------------------
Up to $99,999,999.99                                          6%
$100,000,000      - $199,999,999.99                           6%
$200,000,000      - $299,999,999.99                           6%
$300,000,000      - $399,999,999.99                           6%
$400,000,000      - $499,999,999.99                           4.5%
$500,000,000 and above                                        2.5%


Billable Attorneys, Paralegals, Staff, Bill Rates and Maximum Hours Billable Per Month

Attorneys                           Billing Rate              Max. Hrs./Month
--------------------------------------------------------------------------------
K. McBride                          $162.50                   200
Associate #1                        $125                      200.
Paralegal #1                        $85 to $110               200
Database Manager                    $85 to $110               200
Network Architect                   $120                      50
Database Architect                  $130                      70


*Billing rates listed above are subject to a maximum of 5% increase per calendar year starting with calendar year 2007